UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Briggs & Stratton Corporation

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BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the Rock & Roll Hall of Fame & Museum, 751 Erieside Avenue, Cleveland, Ohio 44114 on Wednesday, October 15, 2008, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2011;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent auditors; and

(3)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin

September 10, 2008

ROBERT F. HEATH, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 15, 2008. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com or www.briggsandstratton.com/proxy.

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card.

The Rock & Roll Hall of Fame & Museum is located in Cleveland, approximately 13 miles from Cleveland Hopkins International Airport.

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 15, 2008 at the Rock & Roll Hall of Fame & Museum, 751 Erieside Avenue, Cleveland, Ohio 44114. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. This proxy statement and the form of proxy will be mailed to shareholders on or about September 10, 2008.

Who Can Vote?

Shareholders of record at the close of business on August 25, 2008 are entitled to notice of and to vote at the meeting. On August 25, 2008, Briggs & Stratton had outstanding 49,812,479 shares of $.01 par value common stock entitled to one vote per share.

How Do I Vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning your signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on October 14, 2008.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How Are Votes Counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented in person or proxy at the meeting is required for the election of directors, and to ratify the selection of independent auditors. A vote withheld from the election of directors or an abstention with respect to the ratification of the selection of auditors will count toward the quorum requirement and will have the effect of a vote against the matter being voted on. Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote.

Who Pays For This Proxy Solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Broadridge Financial Solutions, Inc. to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $7,500 plus reasonable out-of-pocket expenses.

What If Other Matters Come Up At The Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2011. Six directors will continue to serve for the terms designated in the following table. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES AND DIRECTORS

Name, Age, Principal Occupation for Past Five Years and Directorships	Year First Became a Director

Nominees for Election at the Annual Meeting (Class of 2011):

MICHAEL E. BATTEN, 68 (1) (3)	1984

Chairman and Chief Executive Officer of Twin Disc, Incorporated, a manufacturer of power transmission equipment. Director of Twin Disc, Incorporated and Walker Forge, Inc.

KEITH R. McLOUGHLIN, 52 (1)	2007

President, Electrolux Home Products North America and Latin America, a manufacturer of major home appliances. President, Electrolux Home Products North American 2003-2004 and Group Vice President, President and General Manager DuPont Non Wovens, E.I. du Pont de Nemours & Company 1999-2003.

BRIAN C. WALKER, 46 (2) (4)	2002

President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. President and Chief Operating Officer from 2003-2004, and President of Herman Miller, N.A. from 1999-2003; previously Chief Financial Officer. Director of Herman Miller, Inc.

Footnotes (1), (2), (3), (4) and (5) are on page 3.

Name, Age, Principal Occupation for Past Five Years and Directorships	Year First Became a Director

Incumbent Directors (Class of 2010):

WILLIAM F. ACHTMEYER, 53 (1) (2)	2003

Chairman, Managing Partner, President and Chief Executive Officer of The Parthenon Group LLC, a leading strategic advisory and principal investment firm.

DAVID L. BURNER, 69 (2) (3)	2000

Retired. Chairman and Chief Executive Officer of Goodrich Corporation, an aircraft systems and services company, from 1997-2003. Director of Progress Energy, Inc.

MARY K. BUSH, 60 (2) (4)	2004

President of Bush International, a consulting firm that provides advice to companies on financial strategies and business development and to governments on financial market matters. Director of Discover Financial Services, ManTech International Corporation, Marriott International, Inc. and UAL Corporation, and trustee of the Pioneer Family of Mutual Funds.

Incumbent Directors (Class of 2009):

ROBERT J. O’TOOLE, 67 (3) (4)	1997

Retired. Chairman of the Board and Chief Executive Officer of A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters, from 1992-2005. Director of Factory Mutual Insurance Co., Marshall & Ilsley Corporation and A.O. Smith Corporation.

JOHN S. SHIELY, 56 (3) (5)	1994

Chairman (2003) and Chief Executive Officer of Briggs & Stratton. Director of Marshall & Ilsley Corporation, Quad/Graphics, Inc., The Scotts Miracle-Gro Company, Cleveland Rock & Roll, Inc. (corporate board of the Rock & Roll Hall of Fame and Museum) and the Outdoor Power Equipment Institute.

CHARLES I. STORY, 54 (1) (4)	1994

President of ECS Group, Inc., an executive development company since October 2005. Former President and Chief Executive Officer, INROADS, Inc., from 1993-2005. Director of ChoicePoint Inc. Advisory Director of Regions Bank.

Committee Membership: (1) Nominating & Governance, (2) Compensation, (3) Executive, (4) Audit. (5) Mr. Shiely’s brother Vincent R. Shiely is Senior Vice President & President – Yard Power Products Group of Briggs & Stratton.

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing oversight of the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, and Nominating & Governance Committees, corporate governance guidelines, a code of business conduct and ethics applicable to all directors, officers and employees, and standards for determining the independence of directors. These documents are available in the Investor Relations section of the company’s website (www.briggsandstratton.com), and printed copies are available upon request to the Secretary.

Director Selection Criteria. The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings

Director Independence. A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange. A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•

The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under the NYSE rules.

•

The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $500,000 or 1% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2008, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Messrs. Achtmeyer, Batten, Burner, McLoughlin, O’Toole, Story and Walker and Ms. Bush are independent. The Committee and the Board have also determined that Messrs. O’Toole, Story and Walker and Ms. Bush meet the requirements established by the U.S. Securities and Exchange Commission for independence of audit committee members.

Director Selection Procedures. The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•	Review the qualifications of existing Board members

•	Determine qualifications desired in new director(s)

•	Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•	Consider candidates recommended by security holders

•	Retain search consultant as needed to identify candidates

•	Evaluate qualifications of all candidates recommended for consideration

•	Contact preferred candidate(s) to assess their interest

•	Interview preferred candidate(s) to assess their qualifications

•	Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. Recommendations must be received not later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this proxy statement or otherwise. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. For consideration at the 2009 annual meeting, direct nominations must be received by the Secretary no earlier than July 2, 2009 and no later than July 27, 2009.

Board Meetings. The Board has regularly-scheduled quarterly meetings, two meetings per year where non-management directors of the Board meet alone in executive session, and special meetings. Mr. Shiely as Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and Mr. Batten as Chairman of the Nominating & Governance Committee presides at the executive sessions. In fiscal year 2008, the Board held four regular meetings, two executive sessions and one special meeting.

Meeting Attendance. Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board meetings. All directors attended the October 2006 annual meeting of shareholders, and all directors attended at least 75% of all meetings of the Board and the committee(s) on which he or she served during fiscal year 2008.

Board Committees. The Board has established four committees to assist it in fulfilling its responsibilities. Each committee member is nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee. The Audit Committee is composed of Messrs. O’Toole (chair), Story and Walker and Ms. Bush. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and NYSE, and the Board has determined that Messrs. O’Toole and Walker and Ms. Bush satisfy the requirements for an audit committee financial expert under SEC rules. The Committee held eight meetings during fiscal year 2008.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting.

Compensation Committee. The Compensation Committee is composed of Messrs. Burner (chair), Achtmeyer and Walker and Ms. Bush. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held five meetings during fiscal year 2008 with executive sessions at two of the meetings.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) reviews and sets the salaries of all other executive officers, (3) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (4) administers the company’s incentive compensation plans for senior executives, (5) reviews the company’s management succession plan, (6) reviews and recommends to the Board the compensation of directors, and (7) prepares an annual report on executive compensation for inclusion in the proxy statement.

The CEO attends Committee meetings and makes recommendations to the Committee concerning the base salaries of all subordinate officers. The Vice President – Human Resources and the Secretary of the company also attend Committee meetings. They prepare meeting agendas for approval of the Chairman of the Committee, furnish compensation data to the Committee and its consultants, and prepare analyses and documentation concerning compensation plans and benefit plans as directed by the Committee. Neither the CEO nor any other company officer or employee attends the periodic executive sessions of the Committee.

Hewitt Associates LLC has been retained by the Committee to provide it with executive compensation data and advice. Hewitt Associates conducts a study of total compensation at comparator group companies approved by the Committee every two years, updates its most recent study in the following year, and periodically provides the Committee with tally sheets and other compilations of executive compensation. The Committee monitors the scope and size of any work Hewitt Associates performs for management in order to assure itself of the consultant’s continuing independence from management.

The Compensation Committee took action on matters affecting fiscal year 2008 executive compensation on the following dates:

Date	Committee Action
April 18, 2006	Approved elements of 2007 EVA Incentive Compensation Plan:
Participants
Target incentive awards
Individual performance factors
Cost of capital for calculating EVA
August 8, 2006	Set salaries for July – August 2007
April 17, 2007	Approved elements of 2008 EVA Incentive Compensation Plan
August 7, 2007	Approved August 14, 2007 grant date for bonus and stock awards Established Powerful Solution Incentive Compensation Plan
August 14, 2007	Set salaries for September 2007 – June 2008
August 12, 2008	Approved August 19, 2008 grant date for bonus and stock awards

The Committee reviews director compensation every two years at the Committee’s October meeting. The Committee makes recommendations to the Board based on data provided by Hewitt Associates and recommendations from the consultant and the CEO. The Committee reviewed director compensation in October 2007 and, based on the Committee’s recommendation, the Board of Directors modified the compensation provided to nonemployee directors. An explanation of the compensation arrangements for nonemployee directors is located below in the Director Compensation section of the proxy statement.

Nominating & Governance Committee. The Nominating & Governance Committee is composed of Messrs. Batten (chair), Achtmeyer, McLoughlin and Story. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held four meetings during fiscal year 2008.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and Committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters.

Executive Committee. The Executive Committee is composed of Messrs. Batten, Burner, O’Toole and Shiely. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held two meetings during fiscal year 2008.

Communication with Directors. The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its presiding director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the presiding director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	4,614,849 (a)	9.31%

Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, 31st Floor Dallas, TX 75201	2,486,970 (b)	5.02%

Cooke & Bieler, L.P. 1700 Market Street, Suite 3222 Philadelphia, PA 19103	3,800,536 (c)	7.7%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	3,553,757 (d)	7.17%

FMR LLC 82 Devonshire Street Boston, MA 02109	7,375,135 (e)	14.884%

(a)	Barclays Global Investors, N.A. reports that as of December 31, 2007 it had sole voting with respect to 3,994,382 shares and sole dispositive power with respect to 4,614,849 shares.

(b)	Barrow, Hanley, Mewhinney & Strauss, Inc. reports that as of December 31, 2007 it had sole voting power with respect to 521,470 shares, shared voting power with respect to 1,965,500 shares and sole dispositive power with respect to 2,486,970 shares.
(c)	Cooke & Bieler, L.P., reports that as of December 31, 2007 it had shared voting power with respect to 2,104,740 shares and shared dispositive power with respect to 3,800,536 shares.
(d)	Dimensional Fund Advisors LP reports that as of December 31, 2007 it had sole voting and dispositive power with respect to 3,553,757 shares.
(e)	FMR LLC reports that as of December 31, 2007 it had sole voting power with respect to 235 shares and sole dispositive power with respect 7,375,135 shares.

Amounts for 5% shareholders are reporting as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of August 25, 2008.

				Nature of Beneficial Ownership
Directors and Executive Officers	Number of Shares Beneficially Owned		Percent of Class	Sole Voting and Investment Power	Shared Voting and Investment Power	Sole Voting Power Only
William F. Achtmeyer	21,750	(a)(c)	*	21,750	0	0
Michael E. Batten	30,282	(a)(c)	*	30,282	0	0
James E. Brenn	313,054	(a)(b)(f)	*	189,071	123,983	0
David L. Burner	44,616	(a)(c)	*	44,616	0	0
Mary K. Bush	11,522	(a)(c)	*	11,522	0	0
Keith R. McLoughlin	5,951	(c)	*	5,951	0	0
Robert J. O’Toole	30,262	(a)(c)	*	30,262	0	0
William H. Reitman	110,657	(a)	*	101,511	0	9,146	(e)
Thomas R. Savage	200,486	(a)(f)	*	192,559	0	7,927	(e)
John S. Shiely	1,480,456	(a)(d)(f)	2.9	890,456	590,000	0
Charles I. Story	29,655	(a)(c)	*	28,712	943	0
Todd J. Teske	243,138	(a)(b)	*	124,363	100,000	18,775	(e)
Brian C. Walker	26,322	(a)(c)	*	26,322	0	0
All directors and executive officers as a group (21 persons including the above named persons)	3,196,476	(a)(b)(c) (d)(e)(f)	6.0

*	Less than 1%.
(a)	Includes shares issuable pursuant to stock options exercisable within 60 days for Mr. Achtmeyer (14,000 shares), Mr. Batten (18,000 shares), Mr. Brenn (174,790 shares), Mr. Burner (18,000 shares), Ms. Bush (4,000 shares), Mr. O’Toole (18,000 shares), Mr. Reitman (97,326 shares), Mr. Savage (176,302 shares), Mr. Shiely (776,441 shares), Mr. Story (18,000 shares), Mr. Teske (108,384 shares), Mr. Walker (18,000 shares), and all directors and executive officers as a group (2,009,190 shares).
(b)	Includes 100,000 shares in the Briggs & Stratton Retirement Plan. Mr. Brenn and Mr. Teske share beneficial ownership of these shares through joint voting and investment power.

(c)	Includes common share units acquired through deferral of director fees under the Deferred Compensation Plan for the following Directors: Messrs. Achtmeyer – 5,551; Batten – 6,107; Burner – 23,416; McLoughlin – 5,551; O’Toole – 6,662; Story – 5,922; Walker – 5,922 and Ms. Bush – 5,922.
(d)	Includes 590,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Shiely shares beneficial ownership through joint voting and investment power.
(e)	Certain executive officers hold shares of restricted stock (included in table above) over which the holders have sole voting but no investment power as indicated: Mr. Reitman (9,146 shares), Mr. Savage (7,927 shares), Mr. Teske (18,775 shares), and all directors and executive officers as a group (85,173 shares).
(f)	Certain executive officers also hold deferred shares of the company common stock under the company’s Incentive Compensation Plan as indicated: Mr. Brenn (12,531 shares), Mr. Savage (4,265 shares), Mr. Shiely (52,843 shares), and all directors and executive officers as a group (164,467 shares). Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest of the officers tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors and certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal 2008 were accomplished in a timely manner.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the company’s independent auditors for the current fiscal year ending June 28, 2009. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of PricewaterhouseCoopers LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the October 2008 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that Messrs. O’Toole and Walker and Ms. Bush are audit committee financial experts, and all committee members are independent under the rules of the U.S. Securities and Exchange Commission and New York Stock Exchange.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of Briggs & Stratton’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed Briggs & Stratton’s audited financial statements with management and PricewaterhouseCoopers LLP (“PWC”), the company’s independent auditors. The Audit Committee has discussed with PWC the matters related to the conduct of the audit required to be discussed pursuant to Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.” The Audit Committee also discussed with PWC the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from PWC the written disclosures of all relationships between Briggs & Stratton and PWC that may bear on independence and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PWC its independence.

The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Robert J. O’Toole, Chairman Mary K. Bush Charles I. Story Brian C. Walker

INDEPENDENT AUDITORS’ FEES

Briggs & Stratton retained PricewaterhouseCoopers LLP to provide audit services for fiscal year 2008 and 2007. The firm billed the following fees for the respective periods:

	2008	2007
Audit Fees	$872,700	$727,900
Audit-Related Fees	3,000	3,000
Tax Fees	125,400	121,200
All Other Fees	—	16,300

Total Fees	$1,001,100	$868,400

The 2008 and 2007 Audit Related Fees are for an agreed-upon procedures report related to required reporting to the Wisconsin Department of Natural Resources. Tax Fees for 2008 and 2007 include fees for tax compliance reviews and the preparation of tax returns. All Other Fees for 2007 are compensation for consulting services related to human resource matters. The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of four directors, each of whom has been determined by the Board to be independent under the rules of the New York Stock Exchange.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal year 2008. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

David L. Burner, Chairman William F. Achtmeyer Mary K. Bush Brian C. Walker

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Elements

The objectives of the Compensation Committee in determining executive compensation are to (1) attract and retain key individuals who are important to the continued success of Briggs & Stratton and its operating units, and (2) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

The elements of compensation that the Committee uses to accomplish these objectives include base salaries, cash bonuses, long-term incentives comprising premium-priced stock options, restricted stock and deferred stock, retirement plans and deferred compensation plans, and employment and change in control agreements. Base salaries are based on the value of the job and the amount required to attract and retain key executives. Bonuses and long-term incentives are based on: (1) the company’s or operating division’s financial performance as measured by improvement in economic value added (“EVA”), which is net operating profit after taxes, less a capital charge, and (2) the achievement of performance goals that will contribute to the long-term consolidated financial results of the company. EVA improvement is used as a key measurement in the company’s incentive compensation plans because EVA is considered to be the financial performance measure most closely correlated with increases in shareholder value. The annual target incentive award for each senior executive under the EVA-based plan includes equal dollar amounts for a bonus, restricted or deferred stock award, and stock option award. The annual target incentive award under the performance goal plan equals the target bonus under the EVA-based plan. Retirement plans and other fringe benefits are intended to be competitive relative to other companies.

The company’s compensation plans are designed generally to ensure full tax deductibility of compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for an executive’s compensation to $1 million unless certain conditions are met. For fiscal year 2008 the full amount of all compensation provided to all executives was tax deductible to the company.

EVA® is a registered trademark of Stern Stewart & Co.

Base Salaries

The Compensation Committee believes that base salary is the leading indicator of the value of a particular job. In order to attract and retain superior value creators, the Committee sets base salaries for officers generally between the 50th and 75th percentile of comparable companies, with individual salaries based on level of responsibility and individual performance. The Committee reviews these salaries at the beginning of each fiscal year and sets revised salaries effective September 1.

Hewitt Associates provided compensation data based on a comparator group of 25 companies when the Committee set executive salaries in August 2006 and 2007. These companies were in the same general sales dollar size range and broad industry sector as Briggs & Stratton. The group recommended by Hewitt and approved by the Committee consisted of Ball Corporation, The Black & Decker Corporation, BorgWarner Inc., Brunswick Corporation, Carlisle Companies Incorporated, Carpenter Technology Corporation, Cummins, Inc., Flowserve Corporation, H. B. Fuller Company, Graco Inc., Harley-Davidson Motor Company Inc., Joy Global Inc., Kennametal Inc., Maytag Corporation, McDermott International, Inc., Herman Miller, Inc., PACCAR Inc., Polaris Industries Inc., Ryerson Tull, Inc., The Scotts Company, Stewart & Stevenson Services, Inc., Teleflex Incorporated, Teradyne, Inc., The Toro Company and Valmont Industries, Inc.

In its August 2006 and 2007 salary reviews, the Committee determined that the salaries it established would achieve the Committee’s goals described above. Salaries for two of the officers named in the Summary Compensation Table were set above the 75th percentile of comparable companies, the salary for one officer was within the 50th and 75th percentile and salaries for the two officers were below the 50th percentile.

Incentive Compensation

A. Economic Value Added Incentive Compensation Plan

Cash Bonuses. All officers and certain other salaried employees participate in the company’s Economic Value Added Incentive Compensation Plan, which is referred to below as the EVA Plan. Target cash bonuses under the EVA Plan are determined by reference to bonus opportunities customarily provided by comparable companies to executives having similar responsibilities. For the executives named in the Summary Compensation Table, actual bonuses are calculated by comparing the company’s actual EVA to its target EVA during the relevant performance period. Designated senior executives also receive one third of any positive balance in their Bonus Bank account at the end of the fiscal year.

For fiscal year 2008, the target bonus for Mr. Shiely as Chief Executive Officer was 100% of his base salary, 80% for Mr. Teske as Chief Operating Officer, and 60% for the other executives named in the Summary Compensation Table. The company’s target EVA was negative $64.5 million, the actual EVA was negative $119.1 million, and the company performance factor as calculated in the EVA Plan was negative 1.02. As a result, no cash bonus was paid under the EVA Plan to any executive named in the Summary Compensation Table with respect to fiscal year 2008.

Bonus Bank Account Balances. The Bonus Bank applies to officers and other senior executives designated by the Compensation Committee under the EVA Plan. In summary, each designated executive receives annually one third of any positive balance in his or her Bonus Bank account in addition to any other bonus paid by the company.

The EVA Plan contains rules for calculating Bonus Bank account balances. The rules are summarized below in the Cash and Stock Awards section of the Compensation Tables. The rules require that EVA performance be sustained for several years to ensure full payout of accrued bonuses, while maintaining financial incentives for senior executives to exceed targeted performance when they have substantial Bonus Bank deficits.

On termination of employment due to death, disability or retirement, a participant’s Bonus Bank account balance is paid to the terminating senior executive or his or her designated beneficiary or estate. Senior executives who voluntarily leave to accept employment elsewhere or who are terminated for cause forfeit any positive available account balance. A senior executive is not expected to repay negative balances upon termination or retirement.

At the end of fiscal year 2008, the Bonus Bank account balance for each executive named in the Summary Compensation Table was minus one times the executive’s target bonus, and so no payments were made from the bank to any of the executives.

Stock Incentives. The Compensation Committee awards restricted stock, deferred stock and stock options to senior executives under a program designed to align the interests of the executives to the long-term consolidated financial results of the company. Restricted or deferred stock inculcates executives with a shareholder mindset, with particular focus on sustaining the value of the company. Stock options encourage a high performance focus on the upside of market performance.

The stock program provides that an executive can receive two stock awards each year: restricted and/or deferred stock equal in value to the executive’s actual cash bonus under the EVA Plan for the completed fiscal year, and stock options equal in value to the executive’s target bonus under the EVA Plan for the completed fiscal year. The exact number of stock options awarded is determined by dividing the dollar amount of each senior executive’s target bonus under the EVA Plan by the Black-Scholes value of an option on a share of the company’s common stock based on its fair market value on the date of the grant. The mix of stock incentives and their terms are intended to reduce the volatility of incentive compensation from year to year, increase stock ownership by senior executives, and relate restricted and deferred stock awards to the company’s financial performance.

Restricted and deferred stock awards vest five years after the date of grant. Stock options have an exercise price set 10% above the fair market value of the company’s stock on the date the stock option is granted. Stock options include incentive stock options, which are defined under and subject to Section 422 of the Internal Revenue Code, and non-qualified stock options. Stock options become exercisable three years after the date of grant and expire upon the optionee’s termination of employment for cause, one year following termination of employment due to death, three years following termination due to retirement or disability, or three months after termination of employment for any other reason. However, in no event may any stock option continue longer than its maximum term set by the Compensation Committee at the time of grant, which is currently five years but in past years was seven years or ten years. Incentive stock options retain their status only if exercised within three months following termination of employment. The stock program caps aggregate stock awards to all executives for a year at 500,000 shares of restricted and deferred stock and 730,000 stock options, with any forced reduction in such awards carried forward to future years.

No executive named in the Summary Compensation Table received restricted or deferred stock under the EVA Plan in August 2007 or 2008. Each executive was awarded stock options in August 2007 and 2008. The terms of the options are described below in the Cash and Stock Awards section of the Compensation Tables.

B. Powerful Solution Incentive Compensation Plan

In August 2007 the Compensation Committee established the Powerful Solution Incentive Compensation Plan to supplement the EVA Plan. This new plan is referred to below as the Powerful Solution Plan. It provides financial incentives for designated key employees, including all the executives named in the Summary Compensation Table, to achieve specific performance goals in fiscal year 2008. The Committee believes that achievement of such goals will contribute to the long-term consolidated financial results of the company. Based on the extent to which such goals are achieved, a participant may receive an award not to exceed the value of his or her target bonus under the EVA Plan, with 50% of such award in cash and 50% in restricted or deferred stock.

The performance goals and target performance established for each executive named in the Summary Compensation Table are summarized in the tables below. The goals and targets were based on the company’s business plan for fiscal year 2008. The company considers the details of this plan to be confidential and competitively sensitive information that would cause competitive harm to the company if disclosed. Accordingly, summaries of the goals and targets are being disclosed rather than the specific goals and targets. Each executive’s goals and targets were set at the beginning of the fiscal year based on the company’s business plan with the intent of being challenging but achievable. It was projected at the start of the year that most if not all participants would substantially achieve their target levels of performance.

A summary of the fiscal year 2008 performance goals and target performance that the Compensation Committee approved for Messrs. Shiely, Teske, Brenn and Savage under the Powerful Solution Plan is stated in the following table.

Business Group	Performance Goal	Target Performance
Engine Power (25%)	Restructure facilities	Project completion
	Reduce manufacturing costs	Cost reductions
	Increase purchases from low-cost suppliers	Percent of total cost
	Engine sales	Market share

Yard Power (25%)	Placement of products	Contribution margin
	Restructure facilities	Project completion
	Improve product quality	Product return rates
	Improve on-time delivery	Transit time
	Product development	New products

Home Power (25%)	Increase product placement	Gross margin
	Increase product margins	Gross margin
	Achieve cost reduction targets	Cost reductions
	Improve product quality and delivery	Percent improvement
	Revise product development process	Project completion

International Power (25%)	Placement of products	Gross margin
	Increase unit placement	Sales volume
	Rationalize overhead structure	Project completion
	Introduce new products	Project completion

After the close of fiscal year 2008, the Compensation Committee reviewed the degree to which the foregoing performance goals were achieved. The Committee determined that actual achievement equaled or exceeded the target for some goals and fell short of the target for other goals. More specifically:

Engine Power – Overall the goals as stated were achieved, and in some cases they were exceeded. The restructuring and transition of production from the Rolla, Missouri plant to Chinese and domestic operations met the targeted performance goals. Cost reduction targets and the target for purchases from low-cost suppliers were exceeded. The Group also increased market share during the year, which exceeded target performance goals.

Yard Power – Overall the goals as stated were achieved, and in some cases they were exceeded. The Group achieved placement of product at various retail locations. The restructuring of facilities was generally executed on plan. Product quality and on-time delivery goals were exceeded. Also, performance goals for the development of new products were exceeded.

Home Power – Overall the performance goal achievements were below target, but they were above threshold performance. Additional product placement goals were not achieved for certain products because the markets for these products declined. Margin improvement targets were not achieved due to general economic conditions. Performance goals for improving product quality and delivery were partially achieved. The Group achieved the target performance goal for revising the product development process and exceeded targeted goals for cost reductions.

International Power – Overall the performance goal achievements were slightly below target performance. The Group exceeded performance goals for rationalizing the overhead structure in the company’s European operations. Performance goals for increasing unit placement for existing products and targets for introducing new products were achieved. The goals for placing new products were not achieved due to general market conditions.

Based on the foregoing, the Compensation Committee awarded each named executive 100% of his target award under the Powerful Solution Plan for fiscal year 2008. The value of the award to each named executive was as follows: Mr. Shiely $984,380, Mr. Brenn $229,802, Mr. Teske $394,172 and Mr. Savage $230,000. Half of the value of each award was paid in cash, and half was provided as restricted or deferred stock. The terms of the stock awards are discussed below in the Cash and Stock Awards section of the Compensation Tables.

Separate performance goals and target performance were established for Mr. Reitman because the focus of his job is sales and customer support rather than general management. A summary of the fiscal year 2008 performance goals and target performance that the Compensation Committee approved for Mr. Reitman under the Powerful Solution Plan is stated in the following table.

Business Group	Performance Goal	Target Performance
Engine Power (40%)	Engine sales	Market share
Yard Power (35%)	Placement of products	Contribution margin
Home Power (25%)	Placement of products	Gross margin

After the close of fiscal year 2008, the Compensation Committee reviewed the degree to which each of the foregoing performance goals had been achieved. The Committee determined that the sales goal for the Engine Power Group and the placement of products for the Yard Power Group were exceeded. The goal of placement of products for the Home Power Group was not achieved.

Based on the foregoing, the Compensation Committee awarded Mr. Reitman 100% of his target award under the Powerful Solution Plan for fiscal year 2008. The value of this award was $191,500. Half of the value of the award was paid in cash, and half was provided as restricted or deferred stock.

The Compensation Committee has decided to continue the Powerful Solution Plan for fiscal year 2009 with a modification in the form of awards. Any future awards under the plan will be made entirely in restricted or deferred stock rather than 50% in cash and 50% in stock. The Committee made this change in order to enhance the alignment of management with shareholders and promote the retention of key individuals.

Pensions and Other Benefits

Executives participate in a defined benefit retirement plan, supplemental executive retirement plan, tax qualified 401(k) plan, and supplemental defined contribution plan. The supplemental plans provide enhanced retirement benefits that are considered necessary to retain executives and maintain aggregate compensation at competitive levels. The principal terms of the retirement plans and supplemental defined contribution plan are described below.

Retirement Plans. The company maintains a defined benefit retirement plan covering officers and other employees, except for new employees and employees of subsidiary companies. Under the plan non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last ten calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and bonuses. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. The Board of Directors amended the supplemental plan in August 2003 to provide Mr. Shiely with up to five additional years of credited service based on his tenure as CEO. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits.

Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in an unfunded nonqualified defined contribution plan that supplements the company’s 401(k) plan and retirement plans. A participant may defer up to 75% of his or her salary and bonus. The plan ensures that the employer matching contribution for such deferrals is 100% of the participant’s first 1% of contributions and 50% of the participant’s next 5% of contributions. The plan also provides for automatic company contributions on behalf of newly-elected officers who are not eligible to participate in the retirement plans. These company contributions are (i) an annual contribution of 2% of the participant’s salary and bonus and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and bonus to 8% of the participant’s salary and bonus. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant. Deferrals and company contributions are credited to book entry accounts. Daily interest is accrued on the account balances at an interest rate equal to 80% of the then-current US Bank prime lending rate. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan and supplemental defined contribution plan upon a change in control of the company. The assets of the trust are subject to claims of the creditors of the company.

COMPENSATION TABLES

The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to fiscal years 2007 and 2008 for the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

J.S. Shiely Chairman & CEO	2008	$984,380	0	$21,477	$1,157,069	$492,190	$545,000	$66,954	$3,267,070
	2007	937,500	0	257,723	2,671,306	0	773,000	74,023	4,713,552

J.E. Brenn Sr. Vice Pres.& CFO	2008	383,004	0	34,188	246,091	114,901	309,000	53,465	1,140,649
	2007	365,004	0	34,188	554,930	0	350,000	47,253	1,351,375

T.J. Teske Pres. & COO	2008	492,714	0	63,240	291,100	197,086	96,000	41,439	1,181,579
	2007	469,170	0	63,240	379,925	0	87,000	34,049	1,033,384

T.R. Savage	2008	383,334	0	34,188	246,320	115,000	200,000	54,151	1,032,993
Sr. Vice Pres. –	2007	365,004	0	34,188	558,134	0	211,000	48,401	1,216,727
Administration

W.H. Reitman	2008	319,166	0	14,306	139,914	95,750	76,000	30,739	675,875
Sr. Vice Pres. – Sales &	2007	307,496	0	14,306	229,975	0	69,000	27,277	648,054
Customer Support

Columns (e) and (f): The reported amounts do not correspond to awards made in the referenced fiscal year or the actual value that will be recognized by the named executives. The reported amounts are the dollar amounts recognized by the company for financial statement reporting purposes in fiscal years 2008 and 2007 regardless of when the award was made, in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment. FAS No. 123R requires the company to recognize compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value of the equity awards at the time of grant. The assumptions used to determine the valuation of the awards are discussed in note 11 to the consolidated financial statements.

Column (g): For performance in fiscal year 2008, cash awards were paid to each named executive in August 2008 under the Powerful Solution Plan. For fiscal year 2007, no named executive received a cash award under any incentive compensation plan.

Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.

Column (i): Amounts include professional fees for financial advice, company matching contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, dividends on restricted and deferred stock, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal year 2008 include company matching contributions of $15,521 for Mr. Teske; life insurance premiums paid by the company totaling $29,800 for Mr. Shiely, $26,614 for Mr. Brenn, $26,800 for Mr. Savage and $12,350 for Mr. Reitman; and dividends on deferred stock of $13,912 for Mr. Shiely. For fiscal year 2007, items exceeding $10,000 include company matching contributions of $10,700 to the nonqualified deferred compensation plan for Mr. Shiely; life insurance premiums paid by the company totaling $29,800 for Mr. Shiely, $26,614 for Mr. Brenn, $26,800 for Mr. Savage and $12,350 for Mr. Reitman; and dividends on deferred stock of $13,464 for Mr. Shiely.

Each named executive has an employment agreement and a change in control agreement with the company. However, none of these agreements affected the compensation paid to the named executives for fiscal year 2008 or 2007. All such compensation was calculated and paid pursuant to the company’s compensation and benefit plans.

Cash and Stock Awards

The following tables show cash and stock awards made to the named executives in fiscal year 2008, their outstanding equity awards at the end of fiscal year 2008, and the gains attributable to stock options they exercised during fiscal year 2008. Executives are granted awards after the end of the fiscal year for which they are selected to participate in the EVA Plan or Powerful Solution Plan. The company’s fiscal 2008 financial statements include expenses associated with stock option awards granted in August 2007 and cash awards paid out in August 2008. Expenses associated with restricted and deferred stock awards granted in August 2008 are included in the company’s financial statements beginning in fiscal year 2009.

Cash Award Calculations under EVA Plan. The accrued bonus for a participant is calculated at the end of a fiscal year by multiplying the executive’s target bonus by performance factors. Thirty percent of the accrued bonus is the target bonus multiplied by the company performance factor. Seventy percent is the target bonus multiplied by an individual performance factor (with no more than 15% of the accrued bonus attributable to non-quantifiable individual performance factors).

The company performance factor is measured by comparing the company’s actual EVA for a fiscal year to the target EVA for the same year. Target EVA for a fiscal year is the average of the target EVA for the prior year and actual EVA for the prior year. This methodology has been used consistently since 1992 to determine each year’s target EVA. The methodology is appropriate for use in determining executive compensation because it is objective and predictable, it adjusts the target EVA each year based on actual financial results, and it requires that actual EVA achieve a threshold in order for target bonuses to be paid.

The individual performance factor for each participant is the weighted average of one or more quantifiable or non-quantifiable factors called supporting performance factors. Supporting performance factors are measured by an achievement percentage continuum that generally ranges from 0% to 150% of the individual goal to be achieved and is enumerated from 0.5 to 1.5 based on this range. If approved by the Compensation Committee, supporting performance factors do not have a ceiling if they are the same as the company performance factor or if they are based on the EVA of a division of the company.

Once an accrued bonus is calculated, the amount of an accrued bonus up to a participant’s target bonus is paid to the participant, the portion of an accrued bonus that exceeds the target bonus is credited to the participant’s Bonus Bank account balance, and a negative accrued bonus is debited to the participant’s Bonus Bank account balance. In addition, when the deficit in an executive’s Bonus Bank balance is more than 50% of the amount by which the accrued bonus exceeds the target bonus, the executive receives one half of the excess as a cash bonus. The remaining one half is applied to reduce the deficit in the Bonus Bank. There is an upper limit on the accrued bonus of each participant (three times the dollar amount of the participant’s target bonus, subject to a $3 million cap approved by shareholders in October 2004), and a floor on a participant’s Bonus Bank account balance (not less than negative one times the dollar amount of the participant’s target bonus).

Cash Award Calculations under Powerful Solution Plan. The cash award for a participant in the Powerful Solution Plan is 50% of his or her total award under the plan. The total award is calculated at the end of a fiscal year by multiplying the participant’s target award under the EVA Plan by a performance rating. The performance rating is the product of the weight assigned to each of the participant’s performance goals for the year multiplied by the year-end performance factor for each goal as determined by the participant’s manager.

Stock Option Calculations under EVA Plan. The grant date fair values of stock options granted on August 14, 2007 and August 19, 2008 were determined using the Black-Scholes model. The exercise price was 110% of the fair market value of the company’s common stock on those dates, with the market price calculated as the mean between the highest and lowest reported sales price on the New York Stock Exchange on such dates. The assumptions made in the valuation of the options granted in August 2007 include an exercise price of $30.811 per share, a fair market value of the stock on the grant date of $28.01, an option term of five years, an interest rate of 4.47%, a monthly stock price volatility of 26.4%, and cumulative dividends of $0.88 per share paid in the year prior to the grant. The assumptions made in the valuation of the options granted in August 2008 include an exercise price of $14.828 per share, a fair market value of the stock on the grant date of $13.48, an option term of five years, an interest rate of 3.11%, a monthly stock price volatility of 28.085%, and cumulative dividends of $0.88 per share paid in the year prior to the grant. The 2007 and 2008 options have a two-year exercise period that begins on the third anniversary of their grant date and expires on August 31 five years after their grant date.

Restricted/Deferred Stock Calculations under EVA Plan. The number of shares for each award is calculated by dividing the executive’s bonus for the relevant fiscal year by the fair market value of the company’s common stock on the grant date of the award. Restricted and deferred stock vests five years after their grant date. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Compensation Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred stock is forfeited. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

Restricted/Deferred Stock Calculations under Powerful Solution Plan. The dollar amount of the restricted and/or deferred shares awarded to a participant is 50% of the participant’s total award under the plan. Calculation of the total award is described above. Once the total award is determined, the number of restricted or deferred shares awarded to a participant is calculated by dividing 50% of the amount of the total award by the fair market value of the company’s common stock on the date of grant. Other terms and conditions of the stock award are stated above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Selection Date (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target ($) (h)	Maximum ($) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock & Options Awards ($) (l)
J.S. Shiely
EVA Plan
Cash Award	4/17/07	8/19/08	$(984,380)	$984,380	$2,953,140
Option Award	4/18/06	8/14/07							176,550	$30.811	$683,249
PS Plan
Cash Award	8/7/07	8/19/08	0	492,190	492,190
Stock Award	8/7/07	8/19/08				0	$492,190	$492,190			492,190

J.E. Brenn
EVA Plan
Cash Award	4/17/07	8/19/08	(229,802)	229,802	689,406
Option Award	4/18/06	8/14/07							41,240	$30.811	159,599
PS Plan
Cash Award	8/7/07	8/19/08	0	114,901	114,901
Stock Award	8/7/07	8/19/08				0	114,901	114,901			114,901

T.J. Teske
EVA Plan
Cash Award	4/17/07	8/19/08	(394,171)	394,171	1,182,513
Option Award	4/18/06	8/14/07							70,680	$30.811	273,532
PS Plan
Cash Award	8/7/07	8/19/08	0	197,086	197,086
Stock Award	8/7/07	8/19/08				0	197,086	197,086			0

T.R. Savage
EVA Plan
Cash Award	4/17/07	8/19/08	(230,000)	230,000	690,000
Option Award	4/18/06	8/14/07							41,240	$30.811	159,599
PS Plan
Cash Award	8/7/07	8/19/08	0	115,000	115,000
Stock Award	8/7/07	8/19/08				0	115,000	115,000			115,000

W.H. Reitman
EVA Plan
Cash Award	4/17/07	8/19/08	(191,500)	191,500	574,500
Option Award	4/18/06	8/14/07							34,750	$30.811	134,483
PS Plan
Cash Award	8/7/07	8/19/08	0	95,750	95,750
Stock Award	8/7/07	8/19/08				0	95,750	95,750			0

Column (b): The Selection Date is the day prior to or soon after the start of a fiscal year when the Compensation Committee designated the executive as a participant in the EVA Plan and Powerful Solution or PS Plan.

Column (c): The Grant Date is the day after the end of a fiscal year when a cash award was paid to an executive, or stock options, restricted stock or deferred stock were issued to an executive.

Columns (d) thru (i): Under the EVA Plan, the amounts in these columns are without regard to the executive’s pre-existing Bonus Bank account balance carried over from the preceding fiscal year. The Threshold is the deduction from an executive’s Bonus Bank account balance that would have occurred if the company performance factor had been minus 1, the Target is the cash award the executive would have received if the company performance factor had been 1, and the Maximum is the sum of the cash award the executive would have received for the year and the additional amount that would have been credited to the executive’s Bonus Bank account balance if the company performance factor had been 3 or more. In fact, each named executive had a negative Bonus Bank balance at the start of fiscal year 2008, and the negative balance was further increased at the end of the year due to a negative company performance factor for fiscal year 2008. Under the Powerful Solution Plan, the Threshold is the cash award the executive would have received if his achievement rating with respect to his goals had been 0%, and the Target and Maximum is the cash award the executive would have received if his achievement had been 100% or more.

Columns (j) thru (l): Under the EVA Plan, each named executive was issued stock options in August 2007 in an amount equal to his target bonus for the completed fiscal year 2007. Under the PS Plan, each named executive received a cash award and restricted or deferred stock in August 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards				Stock Awards
Name (a)	No. of Securities Underlying Unexercised Options Exercisable (#) (b)	No. of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($/Share) (d)	Option Expiration Date (e)	No. of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
J.S. Shiely	92,540		$24.595	8/7/08	16,333	$212,492	37,832	$492,190
	79,920		23.345	8/13/09
	242,240		30.440	8/15/13
	348,560		36.680	8/13/14
		105,721	38.830	8/16/10
		161,360	29.865	8/15/11
		176,550	30.811	8/31/12

J.E. Brenn	41,680		24.595	8/7/08	6,000	78,060	8,832	114,901
	19,920		23.345	8/13/09	4,011	52,183
	45,940		30.440	8/15/13
	83,020		36.680	8/13/14
		25,910	38.830	8/16/10
		37,930	29.865	8/15/11
		41,240	30.811	8/31/12

T.J. Teske	18,180		24.595	8/7/08	6,000	78,060	15,149	197,086
	9,740		23.345	8/13/09	4,155	54,057
	22,780		30.440	8/15/13
	55,600		36.680	8/13/14
		20,264	38.830	8/16/10
		59,570	29.865	8/15/11
		70,680	30.811	8/31/12

T.R. Savage	45,720		24.595	8/7/08	6,000	78,060	8,839	115,000
	19,980		23.345	8/13/09	3,662	47,643
	46,420		30.440	8/15/13
	83,700		36.680	8/13/14
		26,202	38.830	8/16/10
		37,990	29.865	8/15/11
		41,240	30.811	8/31/12

W.H. Reitman	3,060		24.595	8/7/08	2,046	26,618	7,360	95,750
	15,160		23.345	8/13/09
	31,960		30.440	8/15/13
	38,040		36.680	8/13/14
		12,166	38.830	8/16/10
		22,570	29.865	8/15/11
		34,750	30.811	8/31/12

Column (b): Options that expire in 2008 vested on August 7, 2004; options that expire in 2009 vested on August 13, 2005; options that expire in 2013 vested on August 15, 2006; and options that expire in 2014 vested on August 13, 2007.

Column (c): Options that expire in 2010 vested on August 16, 2008; options that expire in 2011 will vest on August 15, 2009; and options that expire in 2012 will vest on August 14, 2010.

Column (f): Restricted stock awarded in 2003 vested on August 15, 2008; and restricted and deferred stock awarded in 2005 will vest on August 16, 2010.

Column (g): Based on the $13.01 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2008.

Column (h) and (i): The amounts in these columns are the portion of the executive’s target award that he would have received in August 2008 in restricted or deferred stock under the Powerful Solution Plan if he had achieved 100% of his performance goals for fiscal year 2008.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2008

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J.S. Shiely	22,000	$130,039	0	0
J.E. Brenn	0	0	0	0
T.J. Teske	5,474	28,300	0	0
T.R. Savage	5,474	39,933	0	0
W.H. Reitman	0	0	0	0

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The increase in the value of these benefits that occurred during fiscal year 2008 for each named executive is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.S. Shiely	Retirement Plan		$1,175,000
	Supplemental Executive Retirement Plan		3,773,000

	Total	22.124	4,948,000	0

J.E. Brenn	Retirement Plan		1,444,000
	Supplemental Executive Retirement Plan		1,836,000

	Total	29.935	3,280,000	0

T.J. Teske	Retirement Plan		149,000
	Supplemental Executive Retirement Plan		274,000

	Total	12.100	423,000	0

T.R. Savage	Retirement Plan		651,000
	Supplemental Executive Retirement Plan		994,000

	Total	16.297	1,645,000	0

W.H. Reitman	Retirement Plan		317,000
	Supplemental Executive Retirement Plan		265,000

	Total	15.384	582,000	0

The amounts in the preceding table show the present value of accumulated benefits as of June 29, 2008. The amounts were calculated using RP2000 male mortality rates and a discount rate of 7.0% . Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed assumptions used in this calculation see the Pensions and Other Benefits section of the Compensation Discussion and Analysis. As CEO, Mr. Shiely receives one year of additional credited service on July 1, 2007, 2008, 2009, 2010 and 2011 in accordance with an amendment to the company’s supplemental executive retirement plan that was approved by the Board of Directors in August 2003 as an incentive to encourage his retention as CEO. None of the dates for crediting additional service fall within fiscal year 2008. No other officers have received such benefits.

* * * * *

The following table shows contributions and earnings during fiscal year 2008 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive. An executive may defer under the plan up to 75% of his or her salary and bonus, reduced by any deferrals under the company’s 401(k) plan. Company contributions to a participant’s account are described in the Pensions and Other Benefits section of the Compensation Discussion and Analysis. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2008

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
J.S. Shiely	$0	$0	$38,362	0	$758,597
J.E. Brenn	90,909	9,077	29,524	0	657,717
T.J. Teske	27,738	15,521	3,687	0	107,368
T.R. Savage	36,183	9,091	16,051	0	351,915
W.H. Reitman	11,245	6,329	3,924	0	92,121

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table. These amounts include the following contributions by the executive related to compensation earned in fiscal year 2008 and deferred subsequent to the end of fiscal year 2008. Mr. Shiely $0; Mr. Brenn $24,129; Mr. Teske $11,825; Mr. Savage $11,500 and Mr. Reitman $5,745.

Column (c): The company contributes an amount equal to 100% of the executive’s first 1% of contributions and 50% of the executive’s next 5% of contributions. Amounts reported as Registrant Contributions are included in the Other Compensation column of the Summary Compensation Table. These amounts include the following contributions by the company related to compensation earned in fiscal year 2008 and paid subsequent to the end of fiscal year 2008. Mr. Shiely $0; Mr. Brenn $4,022; Mr. Teske $6,898; Mr. Savage $4,025 and Mr. Reitman $3,351.

Column (f): Account balances accrue interest daily at a rate equal to 80% of the US Bank prime lending rate. The aggregate balances include the following amounts that were previously reported as compensation for the named executives in the Summary Compensation Table for previous years: Mr. Shiely $598,664, Mr. Brenn $447,972, Mr. Teske $40,991, Mr. Savage $282,393 and Mr. Reitman $7,800.

AGREEMENTS WITH EXECUTIVES

The company has an employment agreement and a change in control agreement with each of the executives named in the Summary Compensation Table and other officers of the company. The principal terms of these agreements are described below.

Employment Agreements. Each officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under the agreement, the officer agrees to perform the duties that may be assigned by the company from time to time. The officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and fringe benefits (but not bonus or long-term incentive compensation) are continued for the remaining term of the agreement.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 27, 2008 (the last business day of fiscal year 2008), each executive would have been entitled to continue to receive a base salary through December 31, 2009 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each executive are: Mr. Shiely $1,488,375, Mr. Brenn $579,000, Mr. Teske $744,975, Mr. Savage $579,600 and Mr. Reitman $481,500. The value of continued medical plan coverage for each executive would be $21,851.

The employment agreements terminate upon an officer’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each executive, assuming a termination for disability on June 27, 2008, are as follows: Mr. Shiely $496,125, Mr. Brenn $193,000, Mr. Teske $248,325, Mr. Savage $193,200 and Mr. Reitman $160,500.

The officers are not entitled to a death benefit under the employment agreement, but the company’s executive life insurance plan provides a death benefit equal to two times the officer’s annual base salary. The death benefits that would have been paid with respect to each executive, assuming the executive died on June 27, 2008, are as follows: Mr. Shiely $1,984,500, Mr. Brenn $772,000, Mr. Teske $993,300, Mr. Savage $772,800 and Mr. Reitman $642,000.

An officer’s termination of employment due to death or disability results in the immediate vesting of all stock options, restricted stock and deferred stock. Restricted stock and deferred stock are not forfeited in the event of an officer’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the executive’s options upon retirement, and such a request is normally granted. The value of the unvested stock options, restricted stock and deferred stock for each executive as of June 27, 2008 was Mr. Shiely $212,084, Mr. Brenn $129,993, Mr. Teske $131,863, Mr. Savage $125,461 and Mr. Reitman $26,567, based upon the same assumptions used to calculate change in control payments.

Change in Control Agreements. Each officer has a change in control agreement with the company. The agreement becomes effective upon a defined change in control of Briggs & Stratton, or if the officer’s employment is terminated upon or in anticipation of such a change in control, and automatically supersedes any existing employment agreement. A change in control is defined to mean the acquisition of 20 percent or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The change in control agreement ensures the continuation of each officer’s employment following a change in control on a basis equivalent to the officer’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. If during the employment term (three years from the change in control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change in control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and bonus for the current year, plus three times the officer’s current annual salary and highest annual bonus (which is the greater of the most recent annual bonus received by the officer and the average of the top three bonuses received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the Retirement Plan and Supplemental Executive Retirement Plan,

(3)	continuation of benefits for three years after termination of employment under the company’s welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)	immediate vesting of all outstanding stock options, restricted stock and deferred stock pursuant to the company’s Incentive Compensation Plan upon a change in control.

If the change in control agreements had become effective on June 27, 2008, the officers named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross Up	Early Stock Vesting	Other Benefits	Total
J.S. Shiely	$5,413,485	$162,000	$12,000	$2,204,176	$212,084	$313,695	$8,317,440
J.E. Brenn	1,709,142	137,000	12,000	800,324	129,993	193,008	2,981,467
T.J. Teske	1,897,566	27,000	12,000	873,766	131,863	156,213	3,098,408
T.R. Savage	1,715,499	190,000	12,000	826,590	125,461	183,630	3,053,180
W.H. Reitman	1,259,883	38,000	12,000	524,513	26,567	141,996	2,002,959

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on June 27, 2008. The valuation assumes a three-year addition to each executive’s credited years of service, survival of each executive until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on male mortality tables for 2000 and a discount rate of 6.25% .

In the Early Stock Vesting column the value of accelerating the exercise date of stock options was determined for options that were not exercisable on June 27, 2008 but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on June 27, 2008 and the exercise price of the options. The value of accelerating the vesting date of restricted and deferred stock was calculated by multiplying the number of such shares that were subject to restrictions on June 27, 2008 by the fair market value of the company’s common stock on that date.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
J.S. Shiely	$27,591	$89,400	$15,000	$43,704	$138,000	$313,695
J.E. Brenn	54,462	79,842	15,000	43,704	0	193,008
T.J. Teske	72,354	25,155	15,000	43,704	0	156,213
T.R. Savage	44,526	80,400	15,000	43,704	0	183,630
W.R. Reitman	46,242	37,050	15,000	43,704	0	141,996

(a)	Under the company’s aircraft policy Mr. Shiely is allowed a limit of 20 hours per calendar year for private use of the company plane. The amount listed above represents the estimated incremental cost to the Company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,300/hour to cover the cost of fuel, oil, maintenance and engine replacement.

DIRECTOR COMPENSATION

Effective October 2007, each nonemployee director receives an annual retainer fee of $150,000 payable 50% in cash and 50% in deferred stock. In addition, the chairman of the Audit Committee receives $10,000 annually in deferred stock, the chairmen of the Compensation Committee and Nominating

& Governance Committee each receives $7,500 annually in deferred stock, and each member of the Audit Committee receives $5,000 annually in deferred stock. Before October 2007, nonemployee directors received a $40,000 annual retainer fee, an annual grant of 400 shares of common stock and options on 4,000 shares of common stock, a fee of $1,500 for each meeting attended, a fee of $250 for participation in written consent resolutions, and annual retainers of $5,000 for the chairmen of the Audit, Compensation, and Nominating & Governance Committees.

Deferred stock is granted to directors in August of each year, with the first grant occurring in August 2008. The stock is credited to the account of each nonemployee director under the Deferred Compensation Plan for Directors. The stock vests when the director leaves the Board of Directors. In addition, a nonemployee director may elect under the plan to defer receipt of all or a portion of any cash compensation until the director attains the age of 73 years. Cash deferred amounts can be (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into common share units based on the deferral date closing price of the company’s common stock. Share balances in a director’s account are credited with additional shares of stock in lieu of cash dividends. Deferred stock is distributed in shares of unrestricted stock, common share units may be distributed in cash or stock at the election of the director, and all other distributions are paid in cash.

Nonemployee directors receive $150,000 of coverage under the company’s Business Travel Accident Plan while on corporate business and up to $10,000 annually of company products and products powered by the company’s engines. Directors purchase these products at retail, and the company reimburses them for the purchase price and also compensates directors for the applicable federal tax liability associated with the reimbursement. The amount of the reimbursement and tax payment is included in each director’s taxable income.

The following table shows the compensation paid by the company in fiscal years 2008 to each nonemployee director. Mr. Shiely’s compensation is shown in the Summary Compensation Table.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
W.F. Achtmeyer	$84,000	$11,172	$26,934	0	0	$1,760	$123,866
M.E. Batten	82,500	11,172	26,934	0	0	13,936	134,542
D.L. Burner	81,000	5,204	26,934	0	0	11,350	124,488
M.K. Bush	87,000	11,172	23,569	0	0	23,798	145,539
K.R. McLoughlin	79,500	11,172	6,465	0	0	352	97,489
R.J. O’Toole	84,000	11,172	26,934	0	0	2,992	125,098
C.I. Story	85,500	11,172	26,934	0	0	2,992	126,598
B.C. Walker	82,500	11,172	26,934	0	0	5,804	126,410

Column (b): Fees include all cash payments made during fiscal year 2008 under the compensation arrangements in effect before and after October 2007.

Column (c): Each nonemployee director was granted 400 unrestricted shares of the company’s common stock in August 2007. Mr. Burner elected to defer his stock grant under the Deferred Compensation Plan for Directors. The assumptions used to determine the valuation of his stock grant are discussed in note 11 to the consolidated financial statements.

Column (d): Amounts are the expenses recorded in the company’s 2008 financial statements under FAS No. 123R for stock options awarded for that year and prior years. An option award of 4,000 shares of the company’s common stock was made to each nonemployee director in August 2007. The FAS 123R value on date of grant was $15.480 per share. Outstanding option awards held by the above directors are: Messrs. Achtmeyer 22,000 shares; Batten 26,000 shares; Burner 26,000 shares; McLoughlin 4,000 shares; O’Toole 26,000 shares; Story 26,000 shares; Walker 26,000 shares and Ms. Bush 12,000 shares. The assumptions used to determine the valuation of the awards are discussed in note 11 to the consolidated financial statements.

Column (g): Includes payments made to each director to reimburse the purchase of company products and the related federal tax liability. Amounts shown may exceed the $10,000 limit because the limit is applied on a calendar year rather than fiscal year basis, and the amounts shown include payment for taxes.

Equity Compensation Plan Information

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of June 29, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	4,060,895	(1)	$31.96	6,383,735	(2)
Equity compensation plans not approved by security holders	—		n/a	—
Total	4,060,895		$31.96	6,383,735

(1)	Represents options, restricted stock and deferred stock granted under Briggs & Stratton’s Stock Incentive Plan and Incentive Compensation Plan. Of this amount, 2,449,230 were awarded under the Briggs & Stratton Stock Incentive Plan, which terminated effective October 29, 2004. The remaining 1,611,665 awards were granted under the Briggs & Stratton Incentive Compensation Plan, which was approved by shareholders, effective October 29, 2004.
(2)	Represents securities available for future issuance under the Briggs & Stratton Incentive Compensation Plan. Under the Briggs & Stratton Stock Incentive Plan, no securities remain available for future issuance.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 29, 2008 accompanies this proxy statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2009 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 2, 2009 and no later than July 27, 2009, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 13, 2009 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS
BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary

Wauwatosa, Wisconsin

September 10, 2008

BRIGGS & STRATTON CORPORATION P.O. BOX 702 MILWAUKEE, WI 53201-0702

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Briggs & Stratton Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Briggs & Stratton Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BRIGS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGGS & STRATTON CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS AND PROPOSAL 2.			☐	☐	☐
Vote On Directors
1.	Election of Three Directors
	Nominees -	01) Michael E. Batten
02) Keith R. McLoughlin
03) Brian C. Walker

Vote On Proposal								For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as the company’s independent auditor.							☐	☐	☐

3.	In the discretion of the appointed proxies on any other matters properly brought to a shareholder vote at the meeting, all as set forth in the Notice and Proxy Statement.

You are acknowledging receipt of the Notice and Proxy Statement by submitting your proxy.

Please sign exactly as your name appears, giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and document combining the company’s Form 10K and Annual Report are available at www.proxyvote.com.

BRIGGS & STRATTON CORPORATION PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 15, 2008	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of JOHN S. SHIELY and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Cleveland, OH on October 15, 2008 at 9:00 A.M. Eastern Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1 and 2 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be Signed on Reverse Side)